                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       CORRECTIONS CORPORATION OF AMERICA
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       CORRECTIONS CORPORATION OF AMERICA
                             102 WOODMONT BOULEVARD
                           NASHVILLE, TENNESSEE 37205

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 14, 1996

To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Corrections Corporation of America (the "Company"), will be held at Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, on Tuesday, May 14, 1996 at 10:00 a.m. (Central Standard Time) for the following purposes:

          (1) To elect a Board of Directors to serve for a term of one (1) year and until their successors are elected and qualified;

          (2) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized Common Stock; and

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 19, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available at the Company's principal offices, 102 Woodmont Boulevard, Nashville, Tennessee, for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of at least ten (10) days prior to the Annual Meeting. The list shall also be produced at the Annual Meeting and may be inspected by any stockholder who is present.

     Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

     The Board of Directors recommends that you vote for the director nominees named in the Proxy Statement and for adoption of the amendment to the Company's Certificate of Incorporation.

     Stockholders are cordially invited to attend the meeting in person.

                                   IMPORTANT

     YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE ANNUAL MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY CARD IS PROPERLY COMPLETED, DATED, SIGNED, AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          /s/ Darrell K. Massengale
                                          -------------------------
                                          Darrell K. Massengale,
                                          Secretary
March 29, 1996
Nashville, Tennessee

                       CORRECTIONS CORPORATION OF AMERICA
                             102 WOODMONT BOULEVARD
                           NASHVILLE, TENNESSEE 37205

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1996

     This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being furnished in connection with the solicitation of proxies by the Board of Directors of Corrections Corporation of America (the "Company" or "CCA") from holders of the Company's shares of $1.00 par value common stock (the "Shares") to be voted at the 1996 annual meeting of stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. (Central Standard Time) on Tuesday, May 14, 1996, at Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, and at any adjournments or postponements thereof. The mailing address of the principal executive offices of the Company is 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee 37205. The Notice of Annual Meeting, this proxy statement, and the proxy card are being first mailed to stockholders on or about March 29, 1996.

                            SOLICITATION OF PROXIES

     This solicitation of proxies is made by the Company and the costs of preparing and mailing proxy solicitation materials will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers, directors, and employees of the Company may solicit proxies by telephone, telegraph, and personal interview. The cost of any such solicitation will be borne by the Company. No additional compensation will be paid to an officer, director, or employee of the Company in connection with soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks, and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock (as hereinafter defined).

                              REVOCATION OF PROXY


     Any stockholder returning the accompanying proxy card may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the meeting, or (c) executing and delivering to the Company a proxy card bearing a later date.


                    OUTSTANDING COMMON STOCK; QUORUM; VOTING

     The only voting securities of the Company are the shares of its Common Stock, $1.00 par value (the "Common Stock"), each share of which entitles the holder thereof to one vote. Effective October 31, 1995, the Company initiated a two-for-one stock split for stockholders of record on October 16, 1995. All references to Common Stock herein shall be on a post-split basis. Only holders of record of the 33,796,753 shares of Common Stock outstanding as of the close of business on March 19, 1996 (the "Record Date"), are entitled to notice of and to vote on each matter submitted to a vote at the Annual Meeting and any adjournment(s) thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding Shares entitled to vote is necessary to constitute a quorum at the Annual Meeting.

     Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment and will subject the Company to additional expense. Regardless of whether a quorum is present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Annual Meeting.


     A complete list of the stockholders entitled to be present and vote at the Annual Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of Shares registered in the name of each stockholder, shall be made available at least ten days prior to the Annual Meeting. Such list shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting, at the principal offices of the Company. The list shall also be produced at the Annual Meeting, and may be inspected by any stockholder who is present.


     Cumulative voting at the Annual Meeting is not permitted.

                               VOTING OF PROXIES


     Proxy cards which are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions thereon. Any proxy card upon which no contrary instructions have been indicated will be voted "FOR": (i) the election to the Board of Directors of all director nominees; and, (ii) the adoption of the proposed amendment to the Company's Certificate of Incorporation. The Board of Directors knows of no matters, other than the matters set forth herein, to be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote such proxy card in accordance with their judgment on any such matters. The persons named in the accompanying proxy card may also, if they deem such action advisable, vote such proxy card to adjourn the Annual Meeting from time to time.


     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED PROMPTLY TO MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                        PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL 1.  ELECTION OF DIRECTORS

     The Bylaws of the Company presently provide that the Board of Directors shall consist of not less than three members, and that the actual number of directors comprising the Board of Directors shall be determined from time to time by the vote of two-thirds of the entire Board of Directors. The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in the day-to-day operating details of the Company. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them periodically and by participating in Board and committee meetings. The current Board of Directors consists of the following seven members: Messrs. Thomas W. Beasley, Doctor R. Crants, T. Don Hutto, William F. Andrews, Richard H. Fulton, Samuel W. Bartholomew and Jean-Pierre Cuny. Messrs. T. Don Hutto and Richard H. Fulton have asked that they not stand for re-election and thus are not nominees to be elected as directors at the 1996 Annual Meeting of Stockholders. At its March 1996 meeting, the Board of Directors nominated seven individuals to stand for election at the 1996 Annual Meeting of Stockholders. Two nominees, Messrs. Clayton McWhorter and Joseph F. Johnson, have not previously served on the Company's Board of Directors. Each nominee has consented to be a candidate and to be so named in this proxy statement and to serve, if elected.

     Each director serves until the next annual meeting of stockholders and until his successor is elected and qualified, unless such director sooner resigns or is removed in accordance with the Bylaws of the Company. If any nominee becomes unable or unwilling to serve, although not anticipated, the persons named as proxies will have the discretionary authority to vote for a substitute. The seven nominees for election to the Board of Directors who receive the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors.

NOMINEES FOR THE BOARD

     Biographical information concerning each of the nominees is set forth below. Five of the nominees are presently serving on the Board.

THOMAS W. BEASLEY                                                      Age -- 53

Chairman Emeritus                                            Director since 1983



     Mr. Beasley, a founder of the Company, was elected Chairman Emeritus of the Board of Directors of the Company in June 1994. From June 1987 to June 1994, he served as Chairman of the Board. Mr. Beasley served as President of the Company from January 1983 to June 1987. He has served as a director since 1983. From 1978 through June 1985, Mr. Beasley was President of Tri Insurance, Inc., a property and casualty insurance agency, and since June 1985, has served as its Vice President. Mr. Beasley has served as a director of Tri Insurance, Inc. since 1978. Mr. Beasley also serves as a director of Dixon Springs Investment Company, a real estate investment company. From 1974 through 1978, Mr. Beasley served as Chairman of the Tennessee Republican Party, and he continues to be active in Tennessee politics. Mr. Beasley graduated from the United States Military Academy at West Point in 1966 and received a Doctor of Jurisprudence degree from Vanderbilt University School of Law in 1973.


DOCTOR R. CRANTS                                                        Age --51
Chairman and Chief                                           Director since 1983
Executive Officer

     Mr. Crants, a founder of the Company, was elected Chief Executive Officer and Chairman of the Board of the Company in June 1994. From June 1987 to June 1994, he served as President, Chief Executive Officer and Vice Chairman of the Board of Directors of the Company. From January 1983 through June 1987, Mr. Crants served as Secretary and Treasurer of the Company. He has served as a director of the Company since 1983. Mr. Crants served as a director of Sahara Resorts, a destination resort company from January 1985 through 1990. Mr. Crants has served as President of Tri Insurance, Inc. since June 1985 and as a director of that company since January 1985. He served as President and director of Tennessee Media South, Inc., a consulting firm in the broadcasting industry, from 1980 through January 1984. Mr. Crants graduated from the United States Military Academy at West Point in 1966, and received joint Masters in Business Administration and Juris Doctor degrees from the Harvard Business School and Harvard Law School, respectively, in 1974.

WILLIAM F. ANDREWS                                                     Age -- 64
Director                                                     Director since 1986

     Mr. Andrews has served as a director of the Company since 1986. Mr. Andrews currently serves as the Chairman of Schrader, Inc., a manufacturing company and Chairman of Scovill Fasteners. From January 1992 through December 1994 he was Chairman, President and Chief Executive Officer of Amdura Corporation, a manufacturing company and Chairman of Utica Corp. also a manufacturing company. From April 1990 through January 1992, he served as the President and Chief Executive Officer of UNR Industries, Inc., a diversified steel processor. From September 1989 to March 1990, Mr. Andrews was President of Massey Investment Company, a private investment company. From August 1986 through September 1989, he was Chairman and Chief Executive Officer of Singer Sewing Machines. He is the retired Chairman, President and Chief Executive Officer of Scovill, Inc., a diversified manufacturing company, where he served from 1979 through 1986. Mr. Andrews serves as a director of Navistar International Corporation, Southern New England Telephone Company, Johnson Control Corporation, Harley Davidson Company, Katy Industries, Northwest-ern Steel and Wire Company, Black Box Corporation and Process Technology Holdings. Mr. Andrews was initially elected to the Board of Directors pursuant to the Consulting Agreement between the Company and Massey Burch Investment Group, Inc.


SAMUEL W. BARTHOLOMEW, JR.                                             Age -- 51
Director                                                     Director since 1991


     Mr. Bartholomew has served as a director of the Company since June 1991. Mr. Bartholomew is a founder and Chairman of the Nashville law firm of Stokes & Bartholomew, P.A. which serves as general counsel to the Company. Mr. Bartholomew is a member of the Nashville, Tennessee, and American Bar Associations, and was installed in 1985 as a Fellow in the Tennessee Bar Association. In 1984 he was a Presidential Appointee to the Board of Directors of the Federal National Mortgage Association (Fannie Mae). He also serves on the Board of SunTrust National Bank in Nashville and American Pathology Resources, Inc. Mr. Bartholomew graduated from the United States Military Academy at West Point in 1966 and received a Doctor of Jurisprudence degree, Order of Coif, from Vanderbilt University School of Law in 1973 where he subsequently chaired the Dean's Council and taught seminars on Corporate Strategy and Business Law from 1974 to 1984.


JEAN-PIERRE CUNY                                                       Age -- 41
Director                                                     Director since 1994


     Mr. Cuny has served as a director of the Company since July 1994. Mr. Cuny serves as the Senior Vice President of the Sodexho Group, a leading supplier of catering and various services to institutions based in Paris, France. From February 1982 to June 1987, he served as Vice President in charge of Development for the aluminum semi-fabricated productions division of Pechiney, a diversified aluminum and other materials integrated producer. Mr. Cuny graduated from Ecole Polytechnique in Paris in 1977 and from Stanford University Engineering School in 1978. Mr. Cuny was elected to the Board of Directors pursuant to the 1994 Securities Purchase Agreement between the Company and Sodexho S.A.


R. CLAYTON MCWHORTER                                                   Age -- 62


     Mr. McWhorter became the Chairman of Columbia/HCA Healthcare Corporation effective April 1995. He will resign from this position on May 9, 1996, but will remain a member of the Board of Directors of Columbia/HCA. He is also a principal in Clayton Associates, a venture capital firm. In September 1987, Mr. McWhorter participated in the formation of HealthTrust, Inc. and served as its Chairman, President and Chief Executive Officer until its merger with Columbia/HCA in April 1995. From 1985 to 1987 he served as President and Chief Operating Office of Hospital Corporation of America. Mr. McWhorter joined Hospital Corporation in 1970 and served in various positions with Hospital Corporation of America until becoming President and Chief Operating Officer in 1985. Mr. McWhorter is a director of SunTrust National Bank in Nashville, Ingram Industries, Inc., the Metropolitan Nashville Airport Authority and the YMCA. He is also a member of the Board of Trustees for The University of Tennessee and a member of the Board of the Foundation for State Legislatures. From 1951 through 1952, Mr. McWhorter attended the University of Tennessee, Knoxville pre-pharmacy program and earned his B.S. degree in pharmacy in 1955 from Samford University in Birmingham, Alabama. In 1996, Belmont University of Nashville, Tennessee named Mr. McWhorter a distinguished professor of entrepreneurship at its Jack C. Massey Graduate School of Business.


JOSEPH F. JOHNSON                                                      Age -- 45


     Mr. Johnson serves as Chairman and CEO of The Johnson Companies, a group of closely held companies involved in government relations and corrections which includes Johnson & Associates, a government relations and consulting firm. In 1994, Mr. Johnson founded National Corrections & Rehabilitation Corporation
(NCRC), a correctional services company which specializes in providing education, vocational training, substance abuse treatment and medical care programs to inmates. In 1992, Mr. Johnson served as National Campaign Manager and political advisor to Virginia Governor Douglas Wilder. In 1994, Mr. Johnson served as D.C. Councilmember John Ray's top political strategist. Mr. Johnson served as Secretary of Health under New Mexico Governor Tony Anaya in the mid-1980's and as Executive Director of Reverend Jesse Jackson's Rainbow Coalition in the late 1980's. Mr. Johnson graduated from New Mexico State University where he received a M.A. in Public Administration in 1976 and a B.A. in Political Science in 1974.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2.  ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
             INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has adopted resolutions approving and recommending to the stockholders for their approval an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 50,000,000 shares to 150,000,000 shares. The text of the proposed amendment is set forth below.

REASONS FOR AMENDMENT.


     In 1995, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares. The increase enabled the Company to, among other things, issue shares of its Common Stock in consideration for certain acquisitions and implement a two-for-one split. The Board of Directors believes that it is advisable to further increase the authorized number of shares of Common Stock in order to have shares available for, among other things, possible issuance in connection with such activities as stock splits and stock dividends, public offerings of shares for cash, acquisitions of other companies, conversion of convertible securities or the implementation of employee benefit plans. As of March 19, 1996, the Company had a total of 33,796,753 shares of Common Stock outstanding and a total of 3,603,050 shares of Common Stock reserved for issuance under the various stock option plans of the Company and a total of 4,589,507 shares reserved for issuance upon conversion of outstanding convertible securities.


     Under the provisions of the Delaware General Corporation Law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without stockholder approval. Having a substantial number of authorized but unissued shares of Common Stock that is not reserved for specific purposes would allow the Company to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in the Company's capitalization. The issuance of additional shares of Common Stock may, depending upon the circumstances under which such shares are issued, reduce stockholder's equity per share and may reduce the percentage ownership of Common Stock by existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

     The adoption of the amendment may have an anti-takeover effect because the Board of Directors would have the ability to issue a significant number of shares as a defense to an attempted takeover of the Company. The Company's Certificate of Incorporation does not contain any other provisions that are generally considered to have an anti-takeover effect. The Company may from time to time in future proxy solicitations propose other measures which are generally considered to have an anti-takeover effect.

     When issued, the additional shares of Common Stock authorized by the amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Other than certain contractual rights granted to Sodexho S.A., there are no preemptive rights attached to these shares.

TEXT OF THE AMENDMENT.

     The proposed amendment in its entirety is as follows:

     The second sentence of Article IV of the Certificate of Incorporation of the Company shall be deleted in its entirety and replaced with the following:

          "IV. The total number of shares which the Company shall have the authority to issue is One Hundred Fifty-One Million (151,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock having One Dollar ($1.00) par value per share ("Common Stock") and One Million (1,000,000) shares of Preferred Stock having One Dollar ($1.00) par value per share ("Preferred Stock")."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                        REPORTS OF BENEFICIAL OWNERSHIP

                    UNDER SECTION 16(A) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates in 1995. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent holders during the 1995 fiscal year.

                        SECURITY OWNERSHIP OF DIRECTORS,
                      OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock held beneficially, directly or indirectly, as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director (and nominee for director) of the Company,
(iii) the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus for 1995 exceeded $100,000 (these executive officers being hereinafter referred to collectively as the "Named Executive Officers") and (iv) all directors and officers of the Company as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents. As stated earlier, all references to the Common Stock shall be on a post-split basis.

     According to rules adopted by the SEC, a person is the "beneficial owner" of securities if such person, directly or indirectly (through any contract, arrangement, understanding, relationship, or otherwise), has or shares voting power or investment power with respect to such securities. As used in the foregoing definition of beneficial ownership, voting power includes the power to vote or direct the voting of securities, and investment power includes the power to dispose or direct the disposition of securities. Except as otherwise noted, each person named in the following table possesses sole voting and investment power with respect to the shares shown as owned by such person.

                                  COMMON STOCK

                                                                          BENEFICIAL OWNERSHIP
                                                                         -----------------------
                           NAME AND ADDRESS                               NUMBER         PERCENT
-----------------------------------------------------------------------  ---------       -------
Sodexho S.A............................................................  6,587,172(1)      17.1%
  3 avenue Newton
  78180 Montigny-le-Bretonneux
  France
Thomas W. Beasley......................................................  1,889,217(2)       5.5%
  Route 2, Box 305
  Burns, Tennessee 37029
Doctor R. Crants.......................................................    984,586(3)       2.9%
  102 Woodmont Boulevard
  Nashville, Tennessee 37205
T. Don Hutto...........................................................    257,519(4)        .8%
  1013 Ridgecrest Drive
  Dickson, Tennessee 37055
William F. Andrews.....................................................    139,666(5)        .4%
  358 Tranquility Road
  Middlebury, Connecticut 06762
Samuel W. Bartholomew, Jr..............................................    126,300(6)        .4%
  424 Church Street, Suite 2800
  Nashville, Tennessee 37219
Jean-Pierre Cuny.......................................................     30,000(7)        .1%
  3 avenue Newton
  78180 Montigny-le-Bretonneux
  France
Richard H. Fulton......................................................     68,975(8)        .2%
  511 Union Street
  Nashville, Tennessee 37219
David L. Myers.........................................................    100,082(9)        .3%
  102 Woodmont Boulevard
  Nashville, Tennessee 37205
Darrell K. Massengale..................................................     77,569(10)       .2%
  102 Woodmont Boulevard
  Nashville, Tennessee 37205
R. Clayton McWhorter...................................................          0            0%
  4525 Harding Road
  Nashville, Tennessee 37205
Joseph F. Johnson......................................................          0            0%
  1140 Connecticut Avenue, N.W.
  Suite 508
  Washington, D.C. 20036
All officers and directors (and nominees for director) as a group (18
  persons).............................................................  4,034,569(11)     11.4%


---------------

 (1) Includes 976,971 shares of Common Stock issuable upon conversion of certain convertible subordinated notes; 2,200,000 shares issuable upon conversion of certain warrants and approximately 1,465,200 shares issuable upon conversion of certain convertible subordinated notes which Sodexho has an option to purchase. Such information is derived in part from the Schedule 13D, dated December 17, 1995 filed by Sodexho S.A.

 (2) Includes 30,000 shares issuable upon the exercise of options, 2,000 shares owned by Mr. Beasley's wife, 14,649 shares held in the Company's Employee Stock Ownership Plan, 358,770 shares issuable upon the exercise of warrants and 200 shares issuable upon the exercise of warrants owned by Mr. Beasley's wife. Such information is derived in part from the Schedule 13G, dated February 12, 1996, filed by Mr. Beasley.
 (3) Includes 185,000 shares issuable upon the exercise of options, 24,175 shares held in the Company's Employee Stock Ownership Plan and 99,940 shares issuable upon the exercise of warrants (does not include 3,200 shares held in trust for Mr. Crants' children and 6,640 shares issuable upon the exercise of warrants held in trust for Mr. Crants' children beneficial ownership of which is disclaimed).
 (4) Includes 45,000 shares issuable upon the exercise of options, 8,589 shares held in the Company's Employee Stock Ownership Plan, 26,332 shares issuable upon the exercise of warrants, 64,666 shares owned by Mr. Hutto's wife, and 12,932 shares issuable upon the exercise of warrants owned by Mr. Hutto's wife.

 (5) Includes 89,000 shares issuable upon exercise of options and 2,000 shares owned of record by children of Mr. Andrews.

 (6) Includes 86,500 shares issuable upon the exercise of options, 6,000 shares owned by children of Mr. Bartholomew, 800 shares issuable upon the exercise of warrants and 800 shares issuable upon the exercise of warrants owned by children of Mr. Bartholomew.
 (7) Includes 30,000 shares issuable upon the exercise of options.
 (8) Includes 45,000 shares issuable upon the exercise of options and 3,400 shares issuable upon the exercise of warrants.
 (9) Includes 90,200 shares issuable upon the exercise of options, 400 shares owned by children of Mr. Myers, 40 shares issuable upon the exercise of warrants, 80 shares issuable upon the exercise of warrants owned by children of Mr. Myers and 9,162 shares held in the Company's Employee Stock Ownership Plan.
(10) Includes 65,200 shares issuable upon the exercise of options, 700 shares owned jointly by Mr. Massengale and his wife, 140 shares issuable upon the exercise of warrants owned jointly by Mr. Massengale and his wife and 7,129 shares held in the Company's Employee Stock Ownership Plan.

(11) Includes an aggregate of 230,528 shares issuable upon exercise of options and warrants (in addition to the options and warrants referenced in footnotes 2, 3, 4, 5, 6, 7, 8, 9 and 10); 2,000 shares owned by Mr. Beasley's wife (see footnote 2); 77,598 shares owned by Mr. Hutto's wife (see footnote 4); 2,000 shares owned by Mr. Andrews' children (see footnote
     5); 6,800 shares owned by Mr. Bartholomew's children (see footnote 6); 480 shares owned by Mr. Myer's children (see footnote 9); 840 shares owned jointly by Mr. Massengale and his wife (see footnote 10); and 51,084 shares held in the Company's Employee Stock Ownership Plan (in addition to the shares referenced in footnotes 2, 3, 4, 9 and 10).


     In September 1992, the Company issued a warrant dividend to its common stockholders of record on September 4, 1992 (the "Warrants"). Stockholders received one Warrant for every five shares of Common Stock held. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $8.50 per share. The Warrants initially had a term of four years and in September, 1993 the term was extended by one year to September 11, 1997. The Warrants became exercisable after April 30, 1993. Subject to various limitations imposed by federal and state securities laws, all of the Warrants issued by the Company are transferable, in whole or in part, at any time. The Warrants are traded on the NYSE under the symbol CXC/WS. The number of shares of Common Stock subject to these Warrants and the exercise price per share will be adjusted by the Company to reflect certain changes in the capitalization of the Company.

     In connection with the October 1995 stock split, the terms of the Company's Warrants to purchase Common Stock were adjusted proportionately. As revised, each Warrant is convertible into two shares of Common Stock of the Company for a total conversion price of $8.50. The market trading price of the Warrants was unaffected by the split.

                                   MANAGEMENT

     Except as otherwise described under "Management -- Employment Agreements" herein, the executive officers of the Company are elected annually by the Board of Directors following the Annual Meeting of Stockholders to serve for a one-year term and until their successors are elected and qualified. Biographical information concerning those executive officers of the Company who are also directors of the Company is set forth under Proposal 1 in this proxy statement. Biographical information concerning all other executive officers of the Company is set forth below.

                                                                                         DIRECTOR
             NAME               AGE                       POSITION                        SINCE
------------------------------  ---   -------------------------------------------------  --------
Doctor R. Crants..............  51    Chairman of the Board; Chief Executive Officer;      1983
                                      Director
Thomas W. Beasley.............  53    Director; Chairman Emeritus                          1983
T. Don Hutto..................  60    Director; Vice Chairman Senior Managing Director     1983
                                      of International Operations
David L. Myers................  52    President
Darrell K. Massengale.........  35    Chief Financial Officer; Secretary and Treasurer;
                                      Vice President, Finance
Dennis E. Bradby..............  46    Vice President, Education Services
Robert G. Britton.............  55    Vice President, Operations
Linda G. Cooper...............  45    Vice President, Legal Affairs
Peggy W. Lawrence.............  40    Vice President, Investor Relations
John D. Rees..................  49    Vice President, Business Development
Linda A. Staley...............  51    Vice President, Project Development
Gay E. Vick, III..............  48    Vice President and Managing Director of
                                      International Operations


     T. Don Hutto, a founder of the Company, became Senior Managing Director of International Operations of the Company in June 1994. Mr. Hutto has served as Vice Chairman of the Board of Directors since June 1994. From July 1988 to June 1994, he was engaged by the Company as International Projects Manager to oversee and supervise the Company's business activities in the United Kingdom, France, Australia, New Zealand, and Canada, as well as other projects as directed by the Company's President. From April 1984 to July 1988, Mr. Hutto served as Executive Vice President of the Company, and from January 1983 to April 1984 he served as Vice President. He has served as a director of the Company since 1983 but will not stand for reelection. From January 1982 through January 1983, Mr. Hutto served as President of H & H Associates, a consulting firm specializing in corrections and criminal justice. Mr. Hutto served as Commissioner, Department of Corrections of Virginia, from 1976 through December 1981 and Commissioner of Corrections of Arkansas from 1971 to 1976. He has also held a management position in the corrections department of the State of Texas. He is the past president of the American Correctional Association ("ACA"), and a past president of both the Association of State Correctional Administrators and the Southern States Correctional Association. Mr. Hutto is the 1987 recipient of the E.R. Cass Award, the highest award given by the ACA for lifetime achievement in corrections. Mr. Hutto graduated from East Texas State University in 1958.


     David L. Myers became President of the Company in June 1994. From December 1986 to June 1994, he served as Vice President, Facility Operations of the Company. From September 1985 to December 1986, he served as Administrator of the Company's Bay County, Florida facility. From 1968 to 1985, Mr. Myers was employed with the Texas Department of Corrections, starting as a corrections officer in 1968 and progressing in 1973 to warden of a maximum security prison. He graduated from Sam Houston State University in 1969.

     Darrell K. Massengale joined the Company in February 1986 and in March 1991 became its Vice President, Finance, Secretary, and Treasurer. In June 1994, he was also elected Chief Financial Officer of the

Company. From February 1986 to March 1991, Mr. Massengale served as Controller of the Company. He is a certified public accountant who was employed by the accounting firm of KPMG Peat Marwick from 1982 through 1986. Mr. Massengale graduated from Middle Tennessee State University in 1982 and became a certified public accountant in 1985.

     Dennis E. Bradby has served as Vice President, Education Services for the Company since June 1991. From April 1986 through June 1991, Mr. Bradby served as the Company's Vice President, Operational Support Systems. From January through April 1986, Mr. Bradby served as the Facility Administrator of the Company's Hamilton County Work House and, from March 1984 through January 1986, as the Facility Administrator of the Company's Houston Immigration Detention Facility. He served as Regional Manager of the Virginia State Department of Corrections from 1977 through March 1984 and as the Assistant Superintendent of that department from 1974 through 1978. Mr. Bradby also served as Assistant Superintendent of the Juvenile Detention Facility in Norfolk, Virginia from 1973 through 1974. Mr. Bradby graduated from Norfolk State University in 1972.

     Robert G. Britton was elected Vice President, Operations for the Company in June 1994. From January 1986 to June 1994, he served as Vice President, Business Development for the Company. From April 1985 to January 1986, Mr. Britton served as Vice President, Operations for the Company. From March 1983 to March 1985, Mr. Britton served as Director of Corrections of Dallas County, Texas and from August 1981 to March 1983 as the President of Prison Management Systems, Inc., a subsidiary of American Medical International Corporation (a hospital management company). From 1979 to 1981, Mr. Britton served as the Director of the Alabama Department of Corrections. Mr. Britton graduated from Sam Houston State University in 1965.

     Linda G. Cooper joined the Company in April 1987 as Senior Legal Counsel. In May 1988, she was elected Assistant Secretary for the Company and in January 1989 became its Vice President, Legal Affairs. From December 1981 to March 1987 she served as staff attorney and then deputy general counsel for the Kentucky Corrections Cabinet. Ms. Cooper received a Juris Doctor degree from the University of Kentucky in 1979.


     Peggy W. Lawrence became Vice President, Investor Relations for the Company in January 1995. From June 1985 to January 1995 she served as Vice President, Communications for the Company. From January 1985 to March 1987, she served as an account executive for Dye, Van Mol and Lawrence Public Relations. From January 1980 to January 1985, Ms. Lawrence served as Vice President, Research at Morgan Keegan & Co., an investment banking firm. Ms. Lawrence graduated from the University of Tennessee at Knoxville in 1977 and became a Chartered Financial Analyst in 1984.



     John D. Rees was elected Vice President, Business Development for the Company in June 1994. From 1967 until 1986 when he joined the Company, Mr. Rees served as warden of the Kentucky State Reformatory. Mr. Rees holds a Master of Science degree from Florida State University and a Bachelor of Arts degree from the University of Kentucky with majors in criminology, correctional administration and sociology.


     Linda A. Staley was elected Vice President, Project Development for the Company in June 1994. She joined the Company in 1985 as Director, Project Development. Prior to joining the Company, Ms. Staley spent 18 years working for federal governmental agencies, including the Department of Justice and the Immigration and Naturalization Service (INS) in the contracting and procurement field. Ms. Staley attended Wayne State College where she studied business administration.


     Gay E. Vick, III was elected Vice President and Managing Director for the Company's International Operations in June 1994. From January 1987 to June 1994, he served as Vice President, Project Development for the Company. From April 1984 to December 1986, Mr. Vick served as Vice President, Design and Construction. From April 1983 to April 1984 he served as President of Vick and Harris, Ltd., where he master planned correctional and detention facilities. Mr. Vick serves as a director of Corrections Corporation of Australia and Viccor Pty Ltd. and as Chairman of Corrections Corporation of New Zealand. Mr. Vick graduated from Virginia Tech Institute in 1970.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ending December 31, 1993, 1994 and 1995 to those persons who, as of December 31, 1995, were the Named Executive Officers.


                                   ANNUAL COMPENSATION                      LONG TERM COMPENSATION AWARDS(1)
                        -----------------------------------------   ------------------------------------------------
                                                                                 SECURITIES
                                                                    RESTRICTED   UNDERLYING              ALL OTHER
  NAME AND PRINCIPAL                                 OTHER ANNUAL     STOCK       OPTIONS/     LTIP     COMPENSATION
       POSITION         YEAR    SALARY     BONUS     COMPENSATION     AWARDS        SARS      PAYOUTS       (2)
----------------------  -----  --------   --------   ------------   ----------   ----------   -------   ------------
Doctor R. Crants......  1995   $313,461          0            0     $2,370,000(1)  35,000          0       $7,350
  Chairman of the       1994    275,000   $155,375     $ 58,429(3)           0          0          0        7,350
  Board and Chief       1993    275,000    100,000            0              0     15,000          0        8,433
  Executive Officer
Thomas W. Beasley.....  1995   $175,000          0            0              0          0          0       $4,625
  Chairman Emeritus     1994    175,000   $ 15,313            0              0          0          0        4,100
                        1993    175,000          0            0              0     15,000          0        5,850
T. Don Hutto..........  1995   $105,133          0            0              0     15,000          0       $4,253
  Vice Chairman of the  1994    101,388   $  7,669            0              0          0          0        2,815
  Board and Senior      1993     97,850          0            0              0     15,000          0        1,016
  Managing Director of
  International
  Operations
David Myers...........  1995   $153,715          0            0     $1,000,000(1)  30,000          0       $4,675
  President             1994    113,223   $  9,375            0              0          0          0        3,651
                        1993     92,000          0            0              0     10,000          0        3,535
Darrell K.              1995   $126,487          0            0     $  300,000(1)  20,000          0       $4,682
  Massengale..........
  Chief Financial       1994    105,863   $  8,250            0              0          0          0        3,662
  Officer, Secretary,   1993     92,338          0            0              0      8,000          0        3,658
  Treasurer and Vice
  President, Finance


---------------

(1) The Company does not currently maintain a formal "Long Term Incentive Plan." The Company has entered into agreements to issue Deferred Stock to the executive officers listed above in accordance with the Company's 1988 Stock Bonus Plan. Generally, under the terms of the agreements with the executives, the deferred shares do not vest until the earliest of the following dates: (i) 10 years after the date the shares are awarded to the executive; (ii) in the event of the death or disability of such executive; or (iii) in the event of a change in control of the Company as defined in the Deferred Stock Bonus Agreements. Prior to vesting, the deferred shares will carry no voting or dividend rights. The values set forth in the table above are as of the date of grant.
(2) Amounts represent contributions to the Company's Employee Stock Ownership Plan as calculated on December 31 of each year.
(3) This amount reflects a gross-up for tax reimbursement.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock option grants to any Named Executive Officer who was granted a stock option during 1995.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                               % OF TOTAL                                ANNUAL RATES
                                 NUMBER OF      OPTIONS                                 OF STOCK PRICE
                                SECURITIES     GRANTED TO   EXERCISE                     APPRECIATION
                                UNDERLYING     EMPLOYEES     OR BASE                    FOR OPTION TERM
                                  OPTIONS      IN FISCAL      PRICE     EXPIRATION   ---------------------
            NAME                GRANTED(1)        YEAR      ($/SHARE)      DATE       5%($)       10%($)
-----------------------------  -------------   ----------   ---------   ----------   --------   ----------
Mr. Crants...................  35,000 shares       5.6%      $ 11.38     2/26/2005   $648,504   $1,032,634
Mr. Beasley..................      -- shares        --            --            --         --          -0-
Mr. Hutto....................  15,000 shares       2.4%        11.38     2/26/2005    277,930      442,557
Mr. Myers....................  30,000 shares       4.8%        11.38     2/26/2005    555,860      885,115
Mr. Massengale...............  20,000 shares       3.2%        11.38     2/26/2005    370,574      590,076

---------------

(1) The exercise price of the options granted is equal to the market value of the Company's Common Stock on the date of grant. These options vest (become exercisable) in full one year from the date of grant.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Set forth below is information with respect to exercises of options by the Named Executive Officers during 1995 pursuant to the Company's stock option plans and information with respect to unexercised options held by the Named Executive Officers as of December 31, 1995.

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING
                            NUMBER OF                    UNEXERCISED OPTIONS          VALUE OF UNEXERCISED
                             SHARES                            HELD AT                IN-THE-MONEY OPTIONS
                            ACQUIRED                      DECEMBER 31, 1995          AT DECEMBER 31, 1995(1)
                               ON         VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  ---------   ----------   -----------   -------------   -----------   -------------
Mr. Crants................       -0-    $      -0-     390,000         35,000      $13,231,875     $ 901,250
Mr. Beasley...............   120,000     2,422,099      30,000            -0-          991,875           -0-
Mr. Hutto.................   240,000     3,737,760      30,000         15,000          991,875       386,250
Mr. Myers.................    12,000       346,209      60,200         30,000        1,998,425       772,500
Mr. Massengale............       -0-           -0-      44,800         20,000        1,499,263       515,000

---------------

(1) Value is calculated as the difference between the closing market price of a share of Common Stock on December 29, 1995 ($37.13 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of Common Stock on December 29, 1995.

     The Company has not awarded stock appreciation rights to any employee and has no long term incentive plans, as that term is defined in SEC regulations. The Company has various stock option plans (the "Stock Option Plans"), an Incentive Compensation Plan (the "Incentive Compensation Plan"), and an employee stock ownership plan (the "ESOP"). The Company presently has no defined benefit or actuarial plans covering any employees of the Company.

BOARD COMMITTEES, ATTENDANCE, AND COMPENSATION OF DIRECTORS

COMMITTEES

     The Board has established three Committees which include the Audit Committee, the Compensation Committee and the Nominating Committee, each of which is briefly described below.

     The members of the Audit Committee are designated annually by the Board of Directors. The Audit Committee currently consists of Messrs. Andrews, Fulton and Bartholomew with Mr. Bartholomew serving as Chairman. The Audit Committee meets with management to consider the internal controls and the objectivity of financial reporting; the Committee also meets with the independent auditors and with the appropriate Company financial personnel and internal auditors about these matters, recommends each year to the Board of Directors the Company's independent auditors to audit the annual financial statements of the Company, reviews the scope of the audit plan, discusses with the Company's auditors the results of the Company's annual audit and any related matters, and reviews any transactions posing a potential conflict of interest among the Company and its directors, officers and affiliates.

     The Board of Directors established a Compensation Committee in 1988, which currently consists of Messrs. Andrews, Bartholomew and Fulton with Mr. Andrews serving as Chairman. Responsibilities of the Compensation Committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock-based incentives and cash bonuses and general review of the Company's employee compensation policies. The Compensation Committee also serves as the plan administrator and Trustee for the Company's Employee Stock Ownership Plan.

     In 1995, the Board of Directors established a Nominating Committee for the purpose of recommending nominees for election as directors of the Board. The Nominating Committee currently consists of Messrs. Beasley, Crants and Fulton. The Nominating Committee makes recommendations to the Board of Directors with regard to qualified nominees for election as directors of the Company, considers other matters pertaining to the size and composition of the Board and designates members of the Board's committees. The Nominating Committee gives appropriate consideration to qualified persons recommended by stockholders for nomination as directors, provided such recommendations are accompanied by sufficient information to permit the Committee to evaluate the qualities and experience of the nominee.

MEETINGS

     During 1995, the Board of Directors of the Company held five regularly scheduled meetings and one special meeting. All nominees attended all meetings of the Board of Directors.

     During 1995, the Audit Committee held two meetings and the Compensation Committee held five meetings. All nominees attended all meetings of the committees of which such nominees were members except that one director was absent from one Compensation Committee meeting.

COMPENSATION OF DIRECTORS

     Each director who is also an officer of the Company receives no additional compensation for service on the Board or any committee of the Board. Directors who are not also officers of the Company receive $1,000 plus expenses for each meeting of the Board they attend. Members of the Audit, Compensation and Nominating Committees receive $500 plus expenses for each committee meeting they attend and the Chairman of each committee receives an additional $250 for each committee meeting he chairs. In addition, each non-employee director participates in the Non-Employee Directors' Stock Option Plan, which was approved by the Board on November 6, 1992 and by the stockholders of the Company at the 1993 Annual Meeting.

EMPLOYMENT AGREEMENTS

     The Company currently has an employment agreement with Mr. Crants which expires on September 28, 1997. The agreement currently provides for an annual base salary of $275,000. The base salary is subject to increase at the discretion of the Compensation Committee. In 1995, Mr. Crants' salary was increased to $325,000. The agreement also provides for bonus compensation based on Mr. Crants' performance which may be awarded at the discretion of the Compensation Committee. The agreement also provides that if Mr. Crants' employment is terminated for certain specified reasons, he will receive a salary equal to one-half of the amount of his salary at the time he is terminated through the remaining term of the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Currently, the Board's Compensation Committee is composed of Messrs. Andrews, Fulton and Bartholomew. Currently, the Board's Audit Committee is composed of Messrs. Andrews, Fulton and Bartholomew. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. Stokes & Bartholomew, P.A., of which Mr. Bartholomew is a partner, provided legal services to the Company in 1995, and it is anticipated that Stokes & Bartholomew, P.A. will provide legal services to the Company in 1996. The Fulton Group, Inc., of which Mr. Fulton is President, provided consulting services to the Company in 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     This report is submitted by the Company's Compensation Committee at the direction of the Board of Directors pursuant to the rules established by the SEC. This report provides certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers. The Compensation Committee of the Board of Directors is responsible for all decisions regarding compensation for the Company's executive officers. The Compensation Committee is composed of three independent non-employee directors. Because the Compensation Committee believes that each executive officer has the potential to effect the short-term and long-term profitability of the Company, the Committee places considerable importance on the task of creating and implementing the Company's executive compensation program.

     The Company's executive compensation program is focused on stockholder value, the overall performance of the Company, success of the Company as impacted by the executive's performance and the performance of the individual executive.

COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to provide competitive levels of compensation to the Company's executive officers that are integrated with the Company's annual long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The compensation policies and programs utilized by the Compensation Committee and endorsed by the Board of Directors generally consists of the following:

     - Recommend executive officer total compensation in relation to Company performance;

     - Align compensation amounts with comparable levels paid to executive officers of companies comparable in size and performance to the Company; and


     - Provide incentive compensation in the form of stock option awards, deferred stock and bonus stock awards and cash bonuses based upon a percentage of annual salary to motivate and retain high quality executive officers and to provide compensation in relation to Company performance.


     The compensation program of the Company currently consists of base salary, annual incentive compensation in the form of cash bonuses, deferred stock awards and options. In 1995, the Company's executive compensation was reviewed by the Compensation Committee relative to peer group executive compensation. Because the Company's compensation plan involves incentives contingent upon the Company's performance and individual performance, an executive officer's actual compensation level in any particular year may be above or below that of an officer of a competitor of the Company.


     In 1995, the Committee continued to utilize the services of the independent consulting firm of Arthur Andersen LLP to further develop the compensation program for the Company's executive officers. In evaluating the Company's compensation program, the consulting firm assessed the current and planned compensation of the Company's executive officers as compared to that of certain of the companies in the index of peer companies which are used in the performance graph on page 17 (the "1995 Peer Group"). The 1995

Peer Group includes those companies in the security business who are direct competitors of the Company and other regional service organizations with annual revenues and capitalizations within a reasonable range of the Company's.

     The 1995 compensation package for the executive officers continued to include salary and cash bonuses as well as stock options. Deferred stock awards were added in 1995 to offer certain key executive officers additional sources of compensation and greater share ownership of the Company's Common Stock. The following briefly describes the sources of compensation:

BASE SALARY

     In the first quarter of each fiscal year, the Compensation Committee, along with the CEO of the Company, review and approve an annual salary plan for the Company's executive officers. This salary plan is developed by the Company's CEO with the aid of the Company's president. Many subjective factors are included in determining base salaries such as the responsibilities born by the executive officer, the scope of the position, length of service with the Company, corporate and individual performance, and the salaries paid by companies in the 1995 Peer Group to officers in similar positions. While these subjective factors are then integrated with other objective factors, including net income, earnings per share, return on equity and growth of the Company, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer.

CASH INCENTIVE PLAN

     Another component of the executive compensation package is the cash bonus paid pursuant to the Company's Incentive Compensation Plan (the "Incentive Plan") adopted by the Compensation Committee on November 1, 1991. The Incentive Plan is designed so that the executive officers of the Company receive a cash bonus based on a percentage of annual base salary, in the event the Company meets an annual performance target. This means that a significant part of the compensation package is at risk. Participation in the Incentive Plan is limited to a select group of management who have a material impact on Company performance. The participants are selected by the Compensation Committee and include the executive officers and the wardens.

     Short-term performance is emphasized through the Incentive Plan as the payouts thereunder are a direct function of the growth in the Company's fully-diluted earnings per share ("EPS") during the most recent fiscal year. Awards earned under the Incentive Plan are contingent upon employment with the Company through the end of the year except for payments made in the event of death, retirement, disability or change in control. The Compensation Committee annually establishes a minimum target for EPS and the level of attainment of such goal results in varying payouts. None of the quarterly earnings targets were met during 1995. Accordingly, no annual bonus amount was earned.

LONG-TERM COMPONENT -- STOCK INCENTIVE PLANS

     To date, the Company has relied primarily upon stock option awards to provide long-term incentives for executives. The Compensation Committee continues to believe that stock options have been and remain an excellent vehicle for providing financial incentives for management. The Company's existing stock option plans and the 1995 Employee Stock Incentive Plan (collectively, the "Stock Incentive Plans") authorize the issuance of both incentive and non-qualified stock options to officers, key employees and wardens of the Company. The members of the Compensation Committee participate in the Company's Non-Employee Director Stock Option Plan which is administered by the Board of Directors and no member of the Compensation Committee is eligible for the grant of an option under any other stock option plan. Subject to general limits prescribed by the Stock Incentive Plans, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded and the terms of the options and the number of shares subject to each option. The size of any particular stock option award is based upon position and the individual performance during the related evaluation period. Because the option exercise price for the employee is the price of stock on the date of grant and the options generally carry a ten year life, employees benefit only if the value of the Company's Common Stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's stockholders.

     The Committee has determined that in addition to stock options, the Company should have the flexibility to issue other stock-based incentives as are included in the Company's Stock Bonus Plan and 1995 Employee Stock Incentive Plan, including without limitation, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and/or other stock-based awards. In 1995, the Compensation Committee, based on an analysis of the 1995 Peer Group compensation and the individual performance of certain key employees, awarded an aggregate of 168,512 shares of deferred stock to certain key employees. The deferred shares do not vest until ten years from the date of grant. The deferred stock will carry no voting rights or dividend rights until such time as the stock is actually issued.

     Executive officers of the Company may also participate in the Company's Amended and Restated Employee Stock Ownership Plan (the "ESOP"). Executive officers participate in the ESOP on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the ESOP. The Company makes contributions to the ESOP on behalf of the employees and also matches employee contributions up to certain levels. Benefits which become 40% vested over four years of service and 100% vested over five years of service are paid on death, retirement or termination. All contributions to the ESOP are made or invested in the Company's Common Stock. These features tend to align further the employees' and stockholders' long-term financial interests.

CHIEF EXECUTIVE OFFICER COMPENSATION


     The Compensation Committee's basis for compensation of the CEO is derived from the same considerations addressed above. Mr. Crants participates in the same executive compensation plans available to the other executive officers. In 1995, the Compensation Committee increased the salary of Mr. Crants by approximately 18%, and granted Mr. Crants certain incentive stock options and agreed to issue certain shares of the deferred stock referred to above. The compensation levels established for Mr. Crants were in response to the Committee's assessment of the Company's record revenue growth, which increased by approximately 37% compared to 1994, the Company's pre-tax earnings, the Company's pre-tax margins and level of cash flow from operations as compared to prior years, and the Company's success in acquiring and integrating certain competitors as well as the Committee's continued recognition of Mr. Crants' leadership of the Company.


FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

     The Committee intends to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code enacted in 1993, which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met.

SUMMARY

     The Committee believes that this mix of base salaries, variable cash incentives and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on stockholder value.

     Submitted by the Compensation Committee of the Company's Board of Directors.

                                          William F. Andrews, Chairman
                                          Samuel W. Bartholomew, Jr., Member
                                          Richard H. Fulton, Member

                      STOCKHOLDER RETURN PERFORMANCE GRAPH


     The SEC requires that the Company include in this proxy statement a line-graph comparing cumulative stockholder returns as of December 31 for each of the last five years among the Common Stock, a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company, assuming in each case the reinvestment of dividends. The Board of Directors has selected the Standard & Poor's Composite Index as the relevant broad market index and the 1995 Peer Group which consists of companies that are either direct competitors of the Company or other regional service organizations with similar market capitalization to the Company.(2) The 1995 Peer Group comparison is included as it was used by the Compensation Committee in conducting its executive compensation evaluation as set forth in the Compensation Committee Report included herein, and the Board of Directors believes that such companies generally possess assets, liabilities and operations more similar to those of the Company than other publicly-available indices.


     The following line graph is a comparison of the yearly percentage change in the cumulative total stockholder return on the Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Index, the 1994 Peer Group Index(1),(3) and the 1995 Peer Group Index(2),(3) for the period of five years commencing December 31, 1991 and ending December 31, 1995.

      Measurement Period          Corrections      1994 Peer       1995 Peer        S&P 500
    (Fiscal Year Covered)            Corp.           Group           Group         Composite
12/31/90                                100.00          100.00          100.00          100.00
12/31/91                                 81.82          194.47          213.87          130.34
12/31/92                                 85.87          214.34          237.19          140.25
12/31/93                                112.41          165.58          180.25          154.32
12/31/94                                201.40          182.48          199.39          156.42
12/31/95                                927.39          301.94          324.43          215.21

------------

(1) The Company's 1994 Peer Group consists of the following companies: AMRESCO (formerly BEI Holding, Ltd.), Chattem, Inc., Command Security Corporation, Hospital Staffing Services, Inc., Insituform Technology, Inc., Medalliance, Inc., Nichols Research Corporation, Phycor, Inc., Pinkertons Inc., Profitts, Inc., Ren Corporation-USA, Republic Automotive Parts, Inc. and Wackenhut Corporation (Brock Candy Company was acquired by a private company and is not included in the Company's 1994 or 1995 Peer Groups).
(2) The Company's 1995 Peer Group includes the 1994 Peer Group with the addition of Esmor Corporation and Wackenhut Corrections and the exclusion of Wackenhut Corporation. (Data is not available for Esmor Corporation and Wackenhut Corrections until 1995.)
(3) As prepared by Arthur Andersen LLP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     At December 31, 1994, the Company had a note receivable from Mr. Crants in the amount of $100,000. Interest on the note was charged annually at the rate of prime plus 1%. In February 1995, Mr. Crants paid the outstanding amount of the note.



     On June 23, 1994, the Company entered into an International Joint Venture Agreement (the "Joint Venture Agreement") with Sodexho S.A., a French conglomerate which, in addition to other businesses, provides contract management services ("Sodexho"). Simultaneously with the execution of the Joint Venture Agreement, Sodexho purchased a significant equity stake in the Company as described in the Beneficial Ownership Table included herein. In consideration of the placement by Sodexho of the securities, the execution by Sodexho of the Joint Venture Agreement, and the provision by Sodexho of certain consulting services to the Company, the Company entered into an International Fee Agreement (the "Fee Agreement") with Sodexho. Pursuant to the Fee Agreement the Company will pay Sodexho a total of $3,960,000 over a four-year period, in sixteen quarterly installments of $247,500 each. In 1995, Sodexho purchased a 50% interest in the Company's Australian subsidiary for approximately $3,700,000. Further, in June 1995, as a result of its preemptive right triggered in connection with the issuance by the Company of shares of its Common Stock in the acquisition of Concept, Incorporated, Sodexho purchased 545,000 shares of Common Stock from the Company at a purchase price of $15.25 per share. Also during 1995, the Company and Sodexho amended the Securities Purchase Agreement and entered into a forward contract whereby Sodexho would purchase up to $20,000,000 of convertible subordinated notes at any time prior to December 1997. The notes will bear interest at LIBOR plus 1.35% and will be convertible into shares of Common Stock at a conversion price of $13.65 per share.


     Stokes & Bartholomew, P.A., of which Mr. Bartholomew is a partner, provided legal services to the Company in 1995, and it is anticipated that Stokes & Bartholomew, P.A. will provide legal services to the Company in 1996. The fees paid in 1995 by the Company in connection with such legal services exceeded $60,000.

                                    AUDITORS

     The firm of Arthur Andersen LLP has served as the Company's independent public accountants since August, 1991 and has been selected to serve in such capacity for the fiscal year ended December 31, 1996. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he so desires.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Stockholders of the Company wishing to submit a proposal for action at the Company's 1997 annual meeting of stockholders and to have the proposal included in the Company's proxy materials relating to that meeting, must deliver their proposals to the Company at its principal offices not later than December 1, 1996. Additional legal requirements apply to any inclusion of stockholder proposals in proxy materials of the Company.

                                 ANNUAL REPORTS

     The Company's 1995 Annual Report to stockholders is being mailed to the Company's stockholders with this proxy statement. The Annual Report is not part of the proxy soliciting material.

                                 OTHER MATTERS

     The management of the Company knows of no other matters to be presented and acted upon at the Annual Meeting other than those set forth in the accompanying notice. However, if any other matters requiring a vote of the stockholders should properly come before the Annual Meeting or any adjournment thereof, each proxy will be voted with respect thereto in accordance with the best judgment of the proxy holder.

                                          By Order of the Board of Directors,


                                          /s/ Darrell  K. Massengale
                                          -------------------------------
                                          Darrell K. Massengale
                                          Secretary
March 29, 1996
Nashville, Tennessee

       YOUR COOPERATION IN GIVING THESE MATTERS YOUR IMMEDIATE ATTENTION

           AND IN RETURNING YOUR PROXY CARD PROMPTLY IS APPRECIATED.

                                                                      APPENDIX A

                       CORRECTIONS CORPORATION OF AMERICA
                                     PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               (PLEASE SIGN AND RETURN IN THE ENCLOSED ENVELOPE.)

    The undersigned stockholder(s) of Corrections Corporation of America (the "Company") hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated March 29, 1996, and hereby appoint(s) Doctor R. Crants and Darrell K. Massengale, and each of them, proxies of the undersigned, each with full power of substitution and revocation, and authorize(s) them, or either of them, to vote the number of shares which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 14, 1996, at 10:00 a.m., Central Standard Time, at Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, and any adjournment(s) thereof.

    The Board of Directors recommends a vote "FOR" all of the following proposals:

1. ELECTION OF DIRECTORS:
        / / FOR all nominees named                              / / WITHHOLD AUTHORITY to vote for all
          (except as marked to the contrary)                      nominees named

      Names of Nominees:
            Thomas W. Beasley, Doctor R. Crants, William F. Andrews

 Samuel W. Bartholomew, Jr., Jean-Pierre Cuny, R. Clayton McWhorter, Joseph F.
                                    Johnson


(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the name of such nominee(s) on the following lines.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued on reverse side)

2. Approval of amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock.

             / / FOR            / / AGAINST            / / ABSTAIN

3. With discretionary authority on any other matter which properly comes before the meeting.

             / / GRANT AUTHORITY            / / WITHHOLD AUTHORITY


       PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN, AND RETURN THIS PROXY CARD
                                   PROMPTLY.



    This Proxy Card, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted in favor of each nominee and each of the proposals.


Date:
      ------------------------------              ------------------------------
                                                  Typed or Printed Name(s)


                                                  ------------------------------
                                                  Signature(s)


                                                  ------------------------------
                                                  NOTE: Please date and sign
                                                  exactly as your name appears
                                                  on your stock certificate. If
                                                  more than one owner or joint
                                                  tenancy, each must sign
                                                  personally. When signing as
                                                  attorney, executor,
                                                  administrator, trustee,
                                                  guardian, etc., give full
                                                  title as such. The proxy shall
                                                  be deemed a grant of authority
                                                  to vote.